EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Susser Petroleum Partners LP 2012 Long Term Incentive Plan of our report dated June 21, 2012, with respect to the consolidated financial statements of Susser Petroleum Company LLC (Predecessor), and our report dated June 21, 2012, with respect to the balance sheet of Susser Petroleum Partners LP, included in the Registration Statement on Form S-1 (Registration No. 333-182276) initially filed with the Securities and Exchange Commission on June 22, 2012.

/s/ Ernst & Young LLP

San Antonio, Texas
September 21, 2012